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Exhibit 10.19  ASSET PURCHASE AND SALE AGREEMENT, DATED DECEMBER 4, 1996
AMONG REGISTRANT, EE ACQUISITION, INC. WILLIAM LYON AND ELSINORE LP


                        ASSET PURCHASE AND SALE AGREEMENT

     This Asset Purchase and Sale Agreement ("Agreement") is made and entered into as of December 4, 1996 by and among DeCrane Aircraft Holdings, Inc., an Ohio Corporation ("DAH"), EE Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of DAH ("Buyer"), William Lyon, an individual ("Lyon"), and Elsinore LP, a California Limited Partnership ("ELP") based on the following facts:

     ELP and Lyon (collectively referred to herein as the "Sellers") are the owner of and desires to sell (i) the stock of Elsinore Aerospace Services, Inc., a California corporation ("EAS") and (ii) the Elsinore Engineering Services division of ELP ("Elsinore Engineering"); Buyer desires to purchase the assets of Elsinore Engineering (the "EE Assets") and the stock of EAS;

     Based on the foregoing facts and circumstances, the parties hereby agree as follows:

     1.   ASSETS TO BE PURCHASED AND SOLD.

          1.1 THE EE ASSETS. On the Closing Date, ELP shall transfer to Buyer all of the assets, properties, rights (contractual or otherwise) and business of Elsinore Engineering (including but not limited to goodwill), whether such assets and business is in the nature of real, personal, or mixed property and whether such assets are tangible or intangible or known or unknown, provided, however, that the business and assets of Elsinore Engineering located at Grand Prairie, Texas, including, but not limited to, leasehold interests, facility, furniture, fixtures and equipment (the "Grand Prairie Facility") are not being transferred and the liabilities resulting from the Grand Prairie Facility are not being assumed pursuant to this Agreement. Without limiting the generality of the foregoing, the assets of Elsinore Engineering to be transferred include:

               1.1.1 REAL PROPERTY LEASES. Any and all rights under leases of real property and improvements, including that real property listed on
Schedule 1.1.1, (which leased property (including that listed on Schedule 1.1.1) is referred to as "the Real Property Leases");

               1.1.2     PERSONAL PROPERTY

                         (a) All machinery and equipment, including that listed on Schedule 1.1.2(a), (which machinery and equipment (including that listed on Schedule 1.1.2(a) is referred to as the "Machinery and Equipment");

                         (b) All tooling (including that listed on Schedule 1.1.2(b)), (which tooling (including that listed on Schedule 1.1.2(b)) is referred to as the

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                              "Tooling");

                         (c)  All parts and furniture ("Parts and Furniture");

                         (d) All rights under leases of equipment, vehicles or other tangible personal property, including that listed on Schedule 1.1.2(d), (all of which (including that which is listed on Schedule 1.1.2(d)) is referred to as the "Leased Personal Property" or "Personal
                              Property Leases").

                    All of the Machinery and Equipment, Tooling and Parts and Furniture are referred to collectively as "Personal Property."

               1.1.3 VEHICLES. All automobiles and other motor vehicles, including without limitation those listed on Schedule 1.1.3 (all of which (including those listed on Schedule 1.1.3) are referred to as the "Vehicles").

               1.1.4     APPROVALS.     All licenses, permits, consents,
authorizations, approvals, certificates and franchises of any regulatory, administrative or other government agency including those matters listed in
Schedule 1.1.4 (all of which items are referred to as "Approvals").

               1.1.5     PROPRIETARY RIGHTS.

                         (a) Except as provided in Section 6.1.2, all patents, inventions, STC's, trademarks, names, service marks, trade names, copyrights, marks, symbols, logos, franchises and permits and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, which ELP owns and Elsinore Engineering uses or has the right to use or that ELP is a party to any filing, registration with any federal, foregoing, state local or regulatory authority, including those listed on Schedule 1.1.5(a), (all of which (including those described on Schedule 1.1.5(a)) are referred to as "Protectable Proprietary Rights").

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                         (b)  All trade secrets, processes, proprietary
                              knowledge, know-how, and other processes which are not filed or registered but which constitute the confidential proprietary information of ELP and Elsinore Engineering uses or has used or has the right to use, including those described in Schedule 1.1.5(b), (all of which (including those described on Schedule 1.1.5(b)) are referred to as "Confidential Proprietary Rights").

               1.1.6     CONTRACTS.     All rights under contracts and
agreements and specifically including, but not limited to, purchase and sales orders, quotations, executory commitments, instruments, guaranties, indemnifications, arrangements or other understandings of Elsinore Engineering, including without limitation those matters listed on Schedule 1.1.6, (all of which matters (including those listed on Schedule 1.1.6) are referred to as "Contracts").

               1.1.7     RECEIVABLES.   All accounts and notes receivable,
including those listed on Schedule 1.1.7, (all of which are referred to as "Receivables").

               1.1.8     DEPOSITS AND PREPAID EXPENSES.     All of the deposits
and prepaid expenses of ELP which relate to or are used in the business of Elsinore Engineering, including without limitation those deposits and prepaid expenses listed on Schedule 1.1.8, (all of which deposits and prepaid expenses (including those listed on Schedule 1.1.8) are referred to as "Deposits" and "Prepaid Expenses").

               1.1.9 TERMINATION CLAIMS. To the full extent legally possible with respect to contracts for which Buyer assumes any liability pursuant to this Agreement, all claims for termination for convenience or other claims against prime contractors, government agencies, or others with respect to the termination of contracts prior to the complete performance by Elsinore Engineering of any such contract, including without limitation such claims as are listed on Schedule 1.1.9, (all of such matters (including those listed on Schedule 1.1.9) are referred to as "Termination Claims").

               1.1.10    [Intentionally left blank.]

               1.1.11 OTHER CLAIMS. To the full extent legally possible with respect to contracts for which Buyer assumes any liability pursuant to this Agreement, all claims, causes of action, demands and pending litigation in which ELP on behalf of Elsinore Engineering is seeking the recovery of money or equitable relief, including those matters listed on Schedule 1.1.11, (all of such matters (including those listed on Schedule 1.1.11) are referred to as "Other Claims").

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               1.1.12    BOOKS AND RECORDS.  All books of account, customer
lists, files, papers and records normally maintained by Elsinore Engineering and a copy of all of the books of account and records of ELP which relate to Elsinore Engineering.

               1.1.13 TELEPHONE NUMBERS. All telephone, fax, email and other numbers for communication with Elsinore Engineering, including without limitation those numbers listed on Schedule 1.1.13.

               1.1.14 All goodwill of ELP which in any way relates to Elsinore Engineering or the business of Elsinore Engineering except as provided in Section 6.1.2.

          1.2 EAS. On the Closing Date, Lyon will transfer to Buyer 100% of all of the classes of stock of EAS and all securities which may be converted into the stock of EAS.

          1.3 NON-ASSIGNMENT OF ASSETS. To the extent that any Asset described in Section 1.1, may not be assigned or may only be assigned with the consent of a third party, notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any action taken shall constitute an assignment or an agreement to assign.

     2.   PURCHASE PRICE.

          2.1 The purchase price shall be $2.25 million (the "Purchase Price"), of which $1.0 million is payable in immediately available funds (cash) on the Closing Date and the balance of $1.25 million together with interest at the rate of 15% per annum on the unpaid portion of the Purchase Price or the maximum rate allowed under applicable law, if less, in the form of a Promissory Note in the form of Exhibit F attached hereto, subject to adjustment for working capital, as provided in Section 2.2, will be payable on the earlier of (i) three business days following the funding of an initial public offering of the common stock of DAH (the "IPO") or (ii) February 15, 1997. If the Board of Directors of DAH takes action to abandon the IPO on or before January 31, 1997 the balance of the Purchase Price will be due and payable two weeks following such action by the DAH Board of Directors, however, in no event shall the balance of the Purchase Price be paid prior to the reduction, if any, for the Working Capital Adjustment, contemplated by Section 2.2. Notwithstanding the foregoing sentence, Seller acknowledges that pursuant to an agreement with a senior lender, DAH and Buyer are prevented from making any payment pursuant to this Agreement or the Note delivered pursuant hereto at any time during which DAH is in payment default to such senior lender.

          2.2 "Required Working Capital Percentage" shall be the average of Elsinore Engineering's working capital (as determined pursuant to GAAP as defined below) as a percentage of monthly sales measured at the end of each month for the 12 calendar months ended September 30, 1996. This computation shall be accomplished as soon as practical after the Closing Date.

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               "Required Working Capital" is the dollar amount equal to the net sales for the three month period ended September 30, 1996 divided by three, multiplied by the Required Working Capital Percentage.

               To the extent that working capital on the Closing Date is an amount less than Required Working Capital, such amount shall be deducted from the amount due Seller pursuant to the Promissory Note delivered pursuant to
Section 2.2.

          2.3 DAH will cause Buyer to pay to Seller 15% of any fees earned for purchases ("Purchasing Fees") made by Buyer or any direct or indirect affiliate of DAH or Buyer between the Closing Date and December 31, 1997, from purchasing by Elsinore Engineering for Daimler-Benz Aerospace Airbus GmbH ("Daimler-Benz") in the passenger to freighter conversion of A300-B2, A300-B4 and A300-600 Aircraft. Within 30 days after the month in which each Purchasing Fee is received, an accounting and payment shall be made to Seller.

          2.4 DAH will cause Buyer to pay to Seller an amount equal to a commission of 5% on any Kits purchased by Daimler-Benz from DAH or Buyer or any direct or indirect affiliate of DAH or Buyer between the Closing Date and December 31, 1999 for use in the passenger to freighter conversion of A300-B2, A300-B4 and A300-600 Aircraft. Within 30 days after the month in which each such payment in respect of Kit purchase price is received, an accounting and payment shall be made to Seller.

     3.   REPRESENTATIONS AND WARRANTIES.

          3.1 JOINTLY BY BUYER AND DAH. Buyer and DAH hereby jointly and severally represent and warrant to Sellers that, except as set forth on Schedule 3.1, the representations and warranties of Buyer and DAH, and either of them, contained in this Agreement, including those contained in this Section 3, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. Buyer and DAH hereby jointly and severally represent and warrant to Sellers the following:

               3.1.1 ORGANIZATION. Buyer and DAH are both Corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Ohio, respectively, and each have all requisite corporate power and authority to own, lease and operate their respective properties and conduct their respective businesses as now being conducted. Buyer and DAH are each duly qualified, or will be duly qualified prior to the Closing Date, to do business and in good standing in each jurisdiction listed on Schedule 3.1.1, are not qualified to do business in any other jurisdiction and neither the nature of the business conducted by either of them nor the property either of them owns, leases or operates requires either of them to qualify to do business as a foreign corporation in any other jurisdiction. Buyer and DAH have previously delivered to Sellers complete and correct copies of Buyer's and DAH's articles of incorporation and bylaws as in effect on the date hereof.

               3.1.2     AUTHORIZATION. Buyer and DAH each have all requisite

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corporate power and authority to enter into this Agreement and the other
Transaction Documents to which either of them is a party, perform their respective obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. All necessary corporate action has been taken by Buyer and DAH with respect to the execution and delivery of this Agreement, and the other Transaction Documents to which either of them is a party, and this Agreement and the other Transaction Documents to which either of them is a party, constitute valid and binding obligations of Buyer and DAH, enforceable against Buyer and DAH, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

               3.1.3     BROKERS AND FINDERS.     Except as disclosed in
Schedule 3.1.3, neither Buyer, DAH nor any of their officers, directors or employees, has engaged any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Buyer or DAH in connection with this Agreement or the transactions contemplated hereby.

          3.2 JOINTLY BY SELLERS. Sellers hereby jointly and severally represent and warrant to Buyer and DAH that, except as set forth on Schedule 3.2, the representations and warranties of Sellers, and either of them, contained in this Agreement, including those contained in this Section 3.2, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. As used in this Section 3.2. To the "Senior Management's Knowledge" means to the knowledge of William Lyon and Denis Kalscheur. Sellers hereby jointly and severally represent and warrant to Buyer and DAH the following:

               3.2.1 CORPORATE ORGANIZATION. EAS is a corporation duly organized, validly existing and in good standing under the laws of the State of California. EAS is presently an "S Corporation" as such term is defined under the Internal Revenue Code of 1986, as amended (the "Code"). ELP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California. Each of EAS and ELP has all requisite corporate power and authority to own, lease and operate its respective properties and conduct its respective business as now being conducted. Each of EAS and ELP is duly qualified to do business and in good standing in the State of California. Sellers have previously delivered to Buyer complete and correct copies of the articles of incorporation and by-laws of EAS and the limited partnership agreement of ELP, as in effect on the date hereof, and EAS and ELP are not in default in the performance, observation or fulfillment of any provision of their respective organizational documents.

               3.2.2 CAPITALIZATION AND SECURITY HOLDERS. The authorized capital stock of EAS consists solely of 1,000 shares of Common Stock, no par value ("EAS Common Shares"); EAS has issued 1,000 EAS Common Shares, of which 1,000 EAS Common Shares are outstanding, constituting all of the issued and outstanding shares of capital stock of any class of EAS. 100% of the outstanding EAS Common

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Shares are owned by William Lyon. All outstanding EAS Common Shares have been validly issued and are fully paid and non-assessable and free of preemptive rights; there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, or other commitments or rights of any type relating to the issuance, sale or transfer by EAS of any securities of EAS, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of EAS; and EAS has no obligation of any kind to issue any additional securities. All of the ownership interests in ELP are owned by the persons listed in Schedule 3.2.2. All of such outstanding EAS Common Shares and ownership interests in ELP are owned free and clear of all liens, charges, claims, encumbrances, pledges, security interests, equities and restrictions whatsoever.

               3.2.3     AUTHORIZATION OF SELLERS.     EAS has full corporate
power and authority to enter into this Agreement, and the other Transaction Documents to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. ELP, and EAS as its general partner, has all requisite power, authority and legal capacity and is competent to execute and deliver this agreement, and the other Transaction Documents to which ELP is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby. All necessary and appropriate corporate action has been taken by each Seller and EAS with respect to the execution and delivery of this Agreement, and the other Transaction Documents to which they are respectively a party. This Agreement constitutes, and the other Transaction Documents to which each Seller and EAS are parties when executed and delivered will constitute, valid and binding obligations of each such party, enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

               3.2.4     FINANCIAL STATEMENTS.    Attached hereto as Schedule
3.2.4(a) are (i) the balance sheets of Elsinore Engineering (excluding the Grand Prairie Facility) as at December 31, 1995 and as at September 30, 1996, and (ii) the related statements of income for the year ended December 31, 1995 and the 9 months ended September 30, 1996 (all of such documents referred to collectively as the "Financial Statements"). The Financial Statements dated as of September 30, 1996 either (a) reflect the equivalent of any adjustments made in the Financial Statements dated as of December 31, 1995 or (b) have footnote disclosure to reflect the absence of such adjustments and the dollar amount of such adjustments had they been made. The Financial Statements (i) are true, correct and complete, subject to the qualifications (if any) explicitly set forth therein and in Schedule 3.2.4(b) (ii) have been prepared from and are in accordance with the books and records of Elsinore Engineering, (iii) have been prepared using an accrual basis method and average cost inventory cost flow assumptions, (iv) are in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis for such periods subject to the qualifications (if any) explicitly set forth therein and in Schedule 3.2.4(b), and (v) fairly present in all material respects the financial position of Elsinore Engineering as of the dates stated and the results of operations of Elsinore Engineering for the periods then ended in

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accordance with such practice subject to the qualifications (if any) explicitly set forth therein and in Schedule 3.2.4(b); but EXCLUDING, in each case, the Grand Prairie Facility. On the date of this Agreement and on the Closing Date, neither EAS nor Elsinore Engineering has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except in the case of the contract between ELP and Daimler-Benz described at Section 5.2.9, as previously disclosed to Buyer and DAH, and as reflected or provided for in the balance sheets in the Financial Statements, subject to the qualifications (if any) explicitly set forth therein and in Schedule 3.2.4(b) or, if not required by GAAP to be so reflected, in Schedule 3.2.4(b). Since September 30, 1996, except as described on Schedule 3.2.4, there has been no material adverse change in the financial condition, operations, business or prospects taken as a whole of Elsinore Engineering from that set forth in the Financial Statements dated as of September 30, 1996.

               3.2.5     COMPLIANCE WITH LAW.

                         (a) Each of Elsinore Engineering, EAS, and ELP (with respect to the business of Elsinore
                              Engineering) is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality the violation of which would be materially adverse to Elsinore Engineering, EAS and ELP or any of their respective businesses or properties.

                         (b) EAS and Elsinore Engineering are each in compliance in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations pertaining to environmental matters, including solid waste disposal, toxic substances, hazardous substances, hazardous materials, hazardous waste, toxic chemicals, pollutants, contaminants and air or water pollution and to the storage, use, handling, transportation, discharge and disposal (including spills and leaks) of gaseous, liquid, semi-solid or solid materials. Neither EAS nor Elsinore Engineering has, and to the Senior Management's Knowledge, no third party has, disposed or discharged any chemicals, oil or solid wastes on any part of the Real Property or any other any property owned, operated,

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                              leased or used by EAS or Elsinore Engineering
                              except in compliance in all material respects with applicable laws. There are no underground storage tanks located on any part of the Real Property or any other property owned, operated, leased or used by EAS or Elsinore Engineering, except as disclosed on Schedule 3.2.5(b).

                         (c) Schedule 3.2.5(c) contains a complete and accurate list of all material Permits. Each of such Permits is currently valid and in full force and effect and assignable to Buyer. Such Permits constitute all material franchises, licenses, permits, consents, authorization, approvals, and certificates of any regulatory, administrative or other agency or body necessary for the conduct of the business of Elsinore Engineering and the DAS held by EAS. Neither EAS nor Elsinore Engineering are in material violation of any of such Permits and there is no pending or threatened proceeding which could result in the revocation, cancellation or inability of EAS, Elsinore Engineering or any Seller to renew or transfer any such Permit which is material to its business.

                         (d) To Senior Management's Knowledge, except as set forth in. Schedule 3.2.5(d), with respect to the business of Elsinore Engineering, neither ELP, EAS nor any Seller is under investigation with respect to, or is currently subject to a charge of or under notice of any violation of, any applicable law.

               3.2.6 PROPRIETARY RIGHTS. The sale by Sellers contemplated hereby, ownership by Buyer of any of the Property and, to Senior Management's Knowledge, the business of Elsinore Engineering as conducted prior to the Closing Date, except as disclosed on Schedule 3.2.6, was not, is not and will not infringe or be in contravention of any trade name, service mark, patent, trademark, copyright or other proprietary right of any third party. Schedule
3.2.6 sets forth all of the Proprietary Rights and Registrations owned or used by Elsinore Engineering. Other than those Proprietary Rights listed on Schedule 3.2.6, and other than Seller's proprietary rights as set forth in Section 6.1.2, no patent, invention, trade secret, process, proprietary right, proprietary knowledge, know-how, computer software, trademark, name, service mark, trade name, copyright, mark, symbol, logos, franchise, permit, license, sublicense or other such right

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is necessary for the operation of the business of Elsinore Engineering as the same is currently conducted. None of the Proprietary Rights are registered with any governmental or regulatory authority except as set forth on Schedule 3.2.6.

                    The amount of each of the royalties and license fees presently paid by or on behalf of Elsinore Engineering in the ordinary course of its business is listed in Schedule 3.2.6.

               3.2.7     RESTRICTIVE DOCUMENTS OR LAWS.     With the exception
of the matters listed on Schedule 3.2.7, with respect to the business of Elsinore Engineering, neither of EAS or the Sellers is a party to or bound under any (and, to Senior Management's Knowledge, there is no) pending, proposed or threatened regulation, certificate, mortgage, lien, lease, agreement, contract, instrument, law, vote, order, judgment or decree, or any similar restriction not of general application which materially restricts or otherwise adversely affects, or reasonably could be expected to materially restrict or otherwise adversely to affect (a) the consummation of the transfers of the property to Buyer and the other transactions contemplated in this Agreement or (b) in any material respect: (i) the condition, financial or otherwise, of EAS or the Property; or (ii) the continued operation by Buyer of the business of Elsinore Engineering after the Closing Date on substantially the same basis as said business was theretofore operated.

               3.2.8 REAL PROPERTY. Except as set forth in Schedule 3.2.8, neither EAS nor Elsinore Engineering owns, leases, or licenses any real property interests. The property which constitutes Real Property interests includes all such interests now owned or used by Elsinore Engineering and material to the operation of its business as presently conducted (excluding the Grand Prairie Facility). All such properties are held free and clear of all material mortgages, pledges, liens, security interests and encumbrances, and material restrictions of any nature whatsoever, except as listed on Schedule 3.2.8.

                         Except as set forth in Schedule 3.2.8, all real
property and each building and structure owned or used by Elsinore Engineering (excluding the Grand Prairie Facility), and material to the operation of its business as presently conducted, is suitable for the purpose or purposes for which it is being used, and is in all material respects in such condition and repair as to permit the continued operation of said business. To Senior Management's Knowledge, none of such real property, buildings or structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. To Senior Management's Knowledge, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any plant, building, garage or other such structure owned, leased or used by Elsinore Engineering and the electrical, plumbing and heating systems, and the air conditioning system, if any, of any such plant, building, garage or structure are in reasonable operating condition in light of their age and prior use. To Senior Management's Knowledge, the utilities servicing the real property owned, leased or used by Elsinore Engineering are adequate to permit the continued operation of the business of Elsinore Engineering and to Senior Management's Knowledge, there are no pending

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zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect such continued operation. Schedule 3.2.8 lists, and Sellers have furnished or made available to Buyer copies of, all engineering, geologic and environmental reports prepared by or for either Seller with respect to the real property owned, leased or used by Elsinore Engineering.

               3.2.9 PERSONAL PROPERTY. Schedule 3.2.9 contains complete and accurate descriptions of, Elsinore Engineering's Machinery, Equipment, Tooling and Vehicles. Except as set forth in Schedule 3.2.9, and except with respect to personal property leased pursuant to the Personal Property Leases, ELP has good, valid and marketable title to all of its property which is personal property of every kind, nature and description, tangible or intangible, and wherever located, including all property and assets which are personal property shown or reflected on the September 30, 1996 Balance Sheet. Schedule
3.2.9 contains a complete and accurate description of all Personal Property Leases to which Elsinore Engineering is party or which Elsinore Engineering, uses in its business (in each case excluding the Grand Prairie Facility). The Property which is personal property constitutes all material personal property now used in and necessary for the conduct of the business of Elsinore Engineering as presently conducted (excluding the Grand Prairie Facility), all of which is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and material restrictions of any nature whatsoever, except as listed on Schedule 3.2.9.

                         Except as listed on Schedule 3.2.9, no financing
statement under the Uniform Commercial Code or similar law naming ELP (with respect to the Property), EAS or Elsinore Engineering as debtor has been filed in any jurisdiction, and neither ELP, EAS nor Elsinore Engineering is a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Except as set forth on
Schedule 3.2.9, all Machinery and Equipment and other tangible personal property owned or used by Elsinore Engineering and material to the operation of the business as presently conducted (excluding the Grand Prairie Facility) is suitable for the purpose or purposes for which it is being used, and is in all material respects in such condition and repair as to permit the continued operation of said business. None of the Machinery or Equipment is in need of maintenance or repairs in any material respect except for ordinary, routine maintenance and repairs necessary to permit the operation of said business.

               3.2.10    ENVIRONMENTAL MATTERS.   Except as set forth on
Schedule 3.2.10, the operations of Elsinore Engineering and EAS comply in all material respects with all occupational health and safety acts and all environmental laws and regulations of all federal, state and local governmental or regulatory bodies having jurisdiction over Elsinore Engineering and EAS. Without limiting the generality of the foregoing, and by way of example only, except as set forth on Schedule 3.2.10:

                         (a) There has not been, and is not occurring, any Release of any Hazardous Substance on any real property owned, operated, leased or used by Elsinore Engineering or EAS during Elsinore

                              Engineering's or EAS' ownership, operation, lease or use of such property except in compliance in all material respects with applicable laws. For purposes of this Agreement, the terms "Release" and "Hazardous Substance" shall have the same meanings as those terms are given in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), except that for purposes of this Agreement petroleum (including crude oil or any fraction thereof) shall be deemed a Hazardous Substance.

                         (b) Neither Elsinore Engineering nor EAS has ever received notice that either has sent a Hazardous Substance to a site which, pursuant to CERCLA or any similar state law, (A) has been placed, (or to Senior Management's Knowledge, is proposed to be placed, or may in the future be placed,) on the "National Priorities List" of hazardous waste sites or on any similar list of any federal, state or local governmental agency, including the Comprehensive Environmental Response,
                              Compensation and Liability System list for potential hazardous waste sites, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under CERCLA) or to pay for any costs relating to such site.

                         (c) Neither Elsinore Engineering nor EAS has ever been or is currently in material violation of any provision of the Toxic Substances Control Act or the regulations promulgated thereunder.

                         (d) Neither Elsinore Engineering nor EAS is involved in any suit or has received notice of any claim relating to personal injuries from exposure to Hazardous Substances.


               3.2.11 BROKERS, FINDERS. The transactions contemplated herein were not submitted to Sellers by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of Sellers submitted to DAH by any such broker or other person. Neither of Sellers nor any of its officers, directors or employees has engaged any broker or finder or incurred or taken any action which may give rise to any liability against itself or the Property for any brokerage fees, commissions, finders fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Sellers in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by Sellers in connection with this Agreement or the transactions contemplated hereby.

               3.2.12    LEGAL PROCEEDINGS, ETC.  Except as set forth on
Schedule 3.2.12, there is no claim, litigation, action, suit or proceeding, administrative or judicial, filed, pending, or to Senior Management's Knowledge, threatened against Elsinore Engineering, EAS or with respect to the business of Elsinore Engineering, Sellers, or involving the Property, this Agreement or the transactions contemplated hereby, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, including any unfair labor practice or grievance, proceedings or claim which matter although disclosed on Schedule 3.2.12 would have a material adverse effect on the business or assets of EAS or Elsinore Engineering. To Senior Management's knowledge, there is no basis upon which such claim, litigation, action, suit or proceeding would reasonably be brought or initiated. Except as set forth in
Schedule 3.2.12, with respect to the business of Elsinore Engineering, neither EAS, ELP nor Elsinore Engineering is subject to any judgment, order or decree, or, to Senior Management's Knowledge, any governmental restriction applicable to EAS, ELP or Elsinore Engineering which has a reasonable probability of having a Material Adverse Effect. As used herein, "Material Adverse Effect" means any material adverse change in the business operations (as presently conducted or proposed to be conducted), assets, properties or rights, prospects or condition (financial or otherwise) of Elsinore Engineering (excluding the Grand Prairie Facility), or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change, or which materially adversely affects the ability of Elsinore Engineering to conduct business in any area, or of Buyer to continue the business of Elsinore Engineering as presently conducted.

               3.2.13 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement or any other Transaction Document, nor compliance with the terms and provisions hereof or thereof, including the consummation of the transactions contemplated hereby and thereby, will (a) violate in any material respect any statute, regulation or ordinance of any governmental authority, or (b) conflict with or result in the breach of any term, condition or provision of the articles of incorporation or bylaws of EAS or the limited partnership agreement of ELP, or (c) to Senior Management's Knowledge, conflict with or result in the breach of any term, condition or provision of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument, to which EAS, ELP or (with respect to the business of Elsinore Engineering) any of the Sellers, is a party or by which any such party or any part of the Property is or may be bound, or (d) constitute a material default (or an event which with the lapse of time or the giving of notice, or both, would constitute a material default) under any such agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument thereunder, or (e) result in the creation or imposition of any material lien, charge or encumbrance, or to Senior Management's Knowledge, any other material restriction of any nature whatsoever with respect to any part of the Property, or (f) give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any part of the Property or the business of Elsinore Engineering which would have a Material Adverse Effect thereon.

               3.2.14    LABOR RELATIONS.    Schedule 3.2.14 sets forth all
collective bargaining or other labor agreements to which Elsinore Engineering is bound and which covers Elsinore Engineering employees. ELP has previously delivered to Buyer true, correct and complete copies of each such agreement. There is no labor strike, dispute, slowdown or stoppage, or petition for certification actually pending or, to Senior Management's Knowledge, threatened against or involving Elsinore Engineering, nor, to Senior Management's Knowledge, any union organizing campaign pending or threatened. Schedule 3.2.14 sets forth all pending grievances and arbitration proceedings against Elsinore Engineering arising out of or under a collective bargaining or other labor agreement. No collective bargaining or other labor agreement is currently being negotiated by ELP by or on behalf of Elsinore Engineering. With respect to the business of Elsinore Engineering, neither Elsinore Engineering, EAS nor ELP has experienced any work stoppage or other material labor difficulty over the past three years. No agreement which is binding on Elsinore Engineering, EAS or EAP restricts it from relocating or closing any or all of its operations.

               3.2.15    EMPLOYEE BENEFIT PLANS.

                         (a) Except as set forth in Schedule 3.2.15, neither EAS nor Elsinore Engineering currently sponsors, maintains or contributes, or has within the past 3 years sponsored, maintained or contributed, to any pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or any other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income
                              Security Act of 1974, as amended ("ERISA"), whether or not any such employee benefit plan is otherwise exempt from the provisions of ERISA, and whether or not formal or informal, written or oral, and whether or not legally binding. All such plans, funds or programs sponsored, maintained or contributed to by Elsinore Engineering currently or within the past 3 years, whether or not listed on
                              Schedule 3.2.15, are hereinafter referred to as the "Employee Benefit Plans").

                         (b) As of the Closing Date, no entity that may be regarded as under common control with Elsinore Engineering or EAS pursuant to Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), shall have incurred any unsatisfied liability under Title IV of ERISA or Section 4980 of the Code, nor shall any such entity have become subject to a lien pursuant to Section 412(n) of the Code.

                         (c) Full payment has been made of all amounts which Elsinore Engineering or EAS is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which it is a party, to have paid as contributions to or benefits under any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Elsinore Engineering has made adequate provision in its financial statements for liabilities to meet current contributions or benefit payments.

                         (d) Elsinore Engineering and EAS have each performed all obligations required to be performed by it under the Employee Benefit Plans. Neither Elsinore Engineering nor EAS has engaged in any transaction with respect to the Employee Benefit Plans which would subject either of them, Buyer or DAH to a tax, penalty or liability for a prohibited transaction under section 406, 407 or 502(i) of ERISA or Section 4975 of the Code, nor have either of EAS's or Elsinore Engineering's directors, officers, partners, employees or agents, to the extent they or any of them are fiduciaries with respect to such Employee Benefit Plans, breached any of their responsibilities or obligations imposed upon fiduciaries under
                              Title I of ERISA or which would result in any claim being made under or by or on behalf of any such Employee Benefit Plans by any party with standing to make such claim. Neither Elsinore Engineering nor EAS will have any plan or commitment, whether formal or informal, written or oral, and whether or not legally binding, to modify or change any Employee Benefit Plan in any material manner prior to the Closing Date. EAS, Elsinore Engineering and any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefits Plans have complied in all material respects with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including material compliance with all reporting and disclosure requirements of Part 1 of Title 1 of ERISA and of the Code in a timely and accurate manner, and no penalties have been or will be imposed, nor is EAS, Elsinore Engineering or any administrator liable for any penalties imposed, under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts. Neither Elsinore
                              Engineering nor EAS is delinquent in the payment of any federal, state or local taxes with respect to the Employee Benefit Plans. There is no pending litigation, arbitration, or disputed claim, settlement adjudication or proceeding with respect to the Employee
                              Benefit Plans, and none of EAS, Elsinore
                              Engineering or any administrator is aware of any threatened litigation, arbitration or disputed claim, adjudication proceeding, or any governmental or other proceeding, or investigation with respect to the Employee Benefit Plans or with respect to any fiduciary or administrator thereof (in their capacities as such), or any party-in-interest thereto
                              (with respect to their relationship as such). There is no "defined benefit plan" within the meaning of Section 414(j) of the Code or
                              Section 3(35) of ERISA to which either
                              Elsinore Engineering or EAS has been a party or has been required to make any contributions at any time during the last ten years. There is no "multiemployer plan" within the meaning of Section 3(37) of ERISA to which either Elsinore Engineering or EAS has been a party or has been required to make any contributions at any time during the last ten years.

                         (e) Seller has delivered or caused to be delivered to Buyer and DAH prior to the Closing Date, true, accurate and complete copies of (A) all

                              Employee Benefit Plans and any related trust agreements, custodial agreements, investment management agreements, insurance contracts or policies, and administrative service contracts, all as in effect, together with all amendments thereto which will become effective at a later date; (B) the latest Summary Plan Description and any modifications thereto for each Employee Benefit Plan requiring same under ERISA; (C) the Summary Annual Report for the current and prior fiscal years for each Employee Benefit Plan requiring same under ERISA; (D) each Form 5500 and/or Form 990 series filing (including required schedules and financial statements) for the current and the prior fiscal year for each Employee Benefit Plan required to file such form; and
                              (E) the most recent actuarial evaluation, analysis or other report issued with respect to any Employee Benefit Plan. None of EAS, Elsinore Engineering or any officer, partner, employee, representative or agent of either of them, has made any written or oral representations or statements to any current or former employees, dependents, participants or beneficiaries or other persons which are inconsistent in any material manner with the provisions of these documents.

                         (f) With respect to any of Elsinore Engineering's, or EAS's employee welfare plans (as defined in Section 3(1) of ERISA and including those Employee Benefits Plans which qualify as such) which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), as amended to date), there has been timely compliance in all material respects with all requirements imposed thereunder, as and when applicable to such plans, so that Elsinore Engineering and EAS have not (nor will incur any) loss, assessment, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any failure to comply with any COBRA benefit continuation requirement, which is capable of being assessed or asserted directly or indirectly against such party, or against Buyer or DAH or any of their respective subsidiaries or other member of Buyer's corporate control group, with respect to any such plan.

                         (g) No Employee Benefit Plan maintained by EAS or Elsinore Engineering which is a "welfare plan" within the meaning of Section 3(1) of ERISA provides benefits to employees after termination of employment, except as required by Section 4980B of the Code.

               3.2.16    CONTRACTS AND COMMITMENTS.    Schedule 3.2.16 is a list
of all of the Contracts to which Elsinore Engineering is a party and which involve the payment by or to Elsinore Engineering in the aggregate of $50,000 or more (per contract) during any year. Sellers have previously delivered to Buyer correct and complete copies of each such Contract. The Real Property Leases, the Personal Property Leases and the Contracts listed on Schedule 3.2.16, taken together, constitute all of the contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements, obligations and understandings (written or oral), involving the payment by or to Elsinore Engineering (excluding the Grand Prairie Facility), in the aggregate of $50,000 or more (per contract) during any year, necessary to the conduct of the business of Elsinore Engineering as presently conducted (excluding the Grand Prairie Facility).

                    All of the Real Property Leases, the Personal Property Leases and the Contracts are valid and binding, in full force and effect and enforceable against Elsinore Engineering in accordance with their respective provisions. Except as disclosed on Schedule 3.2.16, neither EAS nor Elsinore Engineering has assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any Real Property Lease, any Personal Property Lease, or any Contract. Neither EAS nor Elsinore Engineering (nor, to Senior Management's Knowledge, any other party thereto) is in material violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time giving of notice (or both) would constitute a material violation or default of, any Real Property Lease, any Personal Property Lease, or any Contract; and, to Senior Management's Knowledge, there are no facts or circumstances which would reasonably indicate that Elsinore Engineering (or any other party) will be or may be in material violation of or in default in respect of any Real Property Lease, any Personal Property Lease, or any Contract, subsequent to the date hereof. No notice has been received by EAS or Elsinore Engineering claiming any such default or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same to the extent that it would have a Material Adverse Effect on the business or assets of Elsinore Engineering.

               3.2.17    ACCOUNTS RECEIVABLE, ETC.     All of the Receivables of

Elsinore Engineering are set forth on Schedule 3.2.17, together with the value thereof. All such Receivables and Prepaid Expenses, together with any additional Receivables and Prepaid Expenses arising between the date hereof and the Closing Date (in each case net only of such allowances for doubtful accounts as disclosed on the September 30, 1996 Balance Sheet), (a) are or will be valid and subsisting, (b) represent or will represent sales actually made, (c) arose or will arise in the ordinary and usual course of the business of Elsinore Engineering, (d) except as set forth on Schedule 3.2.17, to the extent not collected prior to the Closing Date, will be due and enforceable according to their terms within 90 days after the date of the initial invoice therefor, and
(e) are not and (except as may be caused by Buyer) will not be subject to any material counterclaim, set-off, defense, lien, charge or encumbrance of any nature. There has not been any material adverse change in the collectibility of the Receivables of Elsinore Engineering since September 30, 1996. Buyer will use its best efforts (as defined in Section 6.1.4) to collect the Receivables.

               3.2.18    INVENTORIES.   [No Rep.]

               3.2.19    BACKLOG.       All unfilled orders as of September 30,
1996 to purchase goods and services of Elsinore Engineering are set forth in
Schedule 3.2.19 and all unfilled orders as of the Closing Date to purchase goods and services of Elsinore Engineering shall be set forth in a disclosure document provided by Seller to Buyer within thirty days of the Closing Date, and are firm and binding commitments (subject to cancellation rights set forth therein) of the respective purchasers (assuming that such purchaser has properly authorized by all requisite corporate or, if not a corporation, by all other requisite action and has properly executed and delivered such purchase order, which, to Senior Management's Knowledge, is the case) to purchase the goods indicated.

               3.2.20    BOOKS OF ACCOUNT:  RECORDS.   Except for the
qualifications (if any) explicitly set forth therein or in Schedule 3.2.20 the general ledgers, books of account and other financial records of Elsinore Engineering are complete and correct, have been maintained in accordance with good business practices and the matters contained therein are appropriately and accurately reflected in the Financial Statements.

               3.2.21    MANAGERS, EMPLOYEES AND COMPENSATION.   Schedule 3.2.21
sets forth the name of all managers and engineers of Elsinore Engineering, their respective terms of office, the total salary, bonus payments, fringe benefits and perquisites each received in each of the last 3 calendar years ended December 31, 1995 (or, if briefer, during their tenure of employment with Elsinore Engineering and any affiliate thereof), and changes to the foregoing which have occurred since December 31, 1995, together with the professional background of each manager and engineer for the last 5 years (as disclosed to Elsinore Engineering by such employee and, to Senior Management's Knowledge, correctly and completely); such Schedule also lists and described the current base salary, bonus payments, fringe benefits and perquisites of any other employee, agent or representative of Elsinore Engineering whose total current salary, bonus or other compensation exceeds $50,000 annually during any of the last

3 calendar years ended December 31, 1995, and changes to the foregoing since December 31, 1995. There are no other material forms of compensation paid to any such director, officer or employee of Elsinore Engineering. The provisions for wages and salaries accrued on the September 30, 1996 Balance Sheet are adequate for salaries and wages, including accrued vacation pay, for the period up through the date thereof, and Elsinore Engineering has accrued on its books and records all obligations to pay wages and salaries and other compensation to its employees, including, but not limited to, vacation pay and sick pay, and all commissions and other fees payable to agents, salesmen and representatives. ELP and EAS has filed any and all payroll tax returns, and paid all payroll taxes due for any and all Elsinore Engineering employees, due through the Closing Date.

                         Except as set forth on Schedule 3.2.21, Elsinore
Engineering has not become obligated, directly or indirectly, to any shareholder, director, officer or partner of ELP, EAS or any Seller or any member of their families, except for current liability for employment compensation. Except as set forth on Schedule 3.2.21, no shareholder, director, officer, partner, agent or employee of ELP, EAS or any Seller holds any position or office with or has any financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has transactions with Elsinore Engineering. Neither ELP, EAS nor Elsinore Engineering, nor, to Senior Management's Knowledge, any third party, has taken any action with respect to any shareholder, director, officer, partner, employee or representative of ELP, EAS or Elsinore Engineering to attempt to induce or which would influence any such person not to become associated with Buyer from and after the Closing Date or from serving Buyer in a capacity similar to the capacity presently held. Except to the extent as may have been previously disclosed to DAH by Sellers in writing, no employee of Elsinore Engineering, to Senior Management's knowledge, has a present intention to leave the employ of Elsinore Engineering or has taken any action directed towards leaving the employ of Elsinore Engineering. Except as set forth on Schedule 3.2.21, to Senior Management's Knowledge, no former employee of ELP, EAS is currently or intends to enter into competition with the business of Elsinore Engineering.

               3.2.22 CREDIT TERMS: PRODUCT WARRANTIES. Schedule 3.2.22 sets forth all of the standard terms and conditions of credit and discounts given by Elsinore Engineering to its customers in the usual and ordinary course of its business and a list of all transactions pending where there is a material departure therefrom.

               3.2.23 CONTRACTS WITH AFFILIATES. Any contract, commitment, lease, permit or other instrument, agreement, understanding or obligation (written or oral) between Elsinore Engineering and any affiliate of EAS or any Seller is described on Schedule 3.2.23 hereto, and is the equivalent of an "arms-length" transaction with a third party (except to the extent otherwise described in Schedule 3.2.23).

               3.2.24    GOVERNMENT CONTRACTS.

                         (a) For purposes of this Section 3.2.24, the term "Government" means any agency, division, subdivision, audit group, or procuring office of the federal government, including the employees or agents thereof; the term "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, between the Elsinore Engineering and any of the Government, any prime contractor of the Government, any subcontractor of such a prime contractor or any subcontractor of another subcontractor, however far removed from the prime contractor such subcontractor may be,
                              (A) currently in force; (B) which, within the three years preceding the date of this Agreement, expired or were terminated; or (C) for which final payment was received within the three years preceding the date of this Agreement; and the term "Bid" means any outstanding quotation, bid or proposal submitted by Elsinore Engineering to the Government, any proposed prime contractor of the Government, or any proposed subcontractor.

                         (b) Elsinore Engineering is not a party to any Government Contract and has not submitted any Bids [which have not expired].

                         (c)  Except as set forth in Schedule 3.2.24,
                              (A) no show cause notices, cure notices, or terminations have been issued against the Elsinore Engineering with respect to any Government Contract; (B) no negative determinations of responsibility have been issued against the Elsinore Engineering with respect to any Bid and (C) none of the Government, any prime contractor nor any subcontractor has notified the Elsinore Engineering, either orally or in writing, that it is in breach or violation of any provision of any Government Contract, any certification or representations with respect thereto or any statutes and regulations applicable thereto.

                         (d) Elsinore Engineering is not undergoing and has not undergone any audit, and has no knowledge or reason to know of any basis for impending audits in the future, arising under or relating to any Government Contract except as set forth in Schedule 3.2.24.

               3.2.25 SOLVENCY. The total assets of ELP and each of the Sellers exceed their respective total liabilities (excluding, in the case of ELP, liabilities to or guaranteed by its affiliates); and ELP and each of the Sellers generally are able to perform their respective financial obligations as performance thereof becomes due.

               3.2.26 ALLOCATIONS. Except as noted in the Financial Statements, all payments in respect of administrative overhead or similar allocative costs which Elsinore Engineering has made or is obligated to make to ELP have been omitted from the Financial Statements.

               3.2.27 COMPLETE DISCLOSURE. No representation or warranty made by ELP or any of the Sellers in this Agreement, and no exhibit, schedule, statement, certificate or other information furnished to Buyer by or on behalf of ELP or any Seller pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein and therein not misleading.

     4.   INDEMNIFICATION.

          4.1 Lyon and ELP, with full recourse, jointly and severally, hereby indemnify and hold harmless DAH and Buyer from any claims loss, damages or expenses as a result of any breach of any representation made in this Agreement by ELP or Lyon. The indemnification made in this Section 4 shall continue until (i) with respect to any Materially Misleading statement or information (as defined below), the end of the applicable statute of limitations from actual discovery or (ii) otherwise, the second anniversary of the Closing Date. For the purposes of this Section 4, a statement, representation, warranty or other information is "Materially Misleading" when it contains any untrue statement of material fact or omits to state a material fact necessary in light of the circumstances to make the statements or other information contained therein not misleading.

          4.2 Without limiting the generality of the foregoing, ELP and Lyon, jointly and severally, agree to pay to DAH in immediately available funds (cash) within 5 days of receipt of notice from DAH (i) an amount equal to the difference between (a) the Accounts Receivable on the Closing Date Balance Sheet (less the stated allowance for doubtful accounts and less the amount of any billed Accounts Receivable for which payment arrangements which Buyer has designated to such obligor as satisfactory to it have. been made) and (b) such of the Accounts Receivable described in clause (a) have been collected by Buyer (which Buyer agrees to use diligent efforts to collect) between the Closing Date and the date 120 days following the Closing Date, and (ii) in the event of the cancellation of any item of backlog specified in Schedule 3.2.19 hereto, an amount equal to 10% of the dollar amount of the goods and services canceled. Buyer's obligations with respect to collection shall be deemed satisfied if it continues the collection practices of Elsinore.

     5.   ASSUMPTION OF CERTAIN LIABILITIES: NO ASSUMPTION OF OTHER LIABILITIES.

          5.1  On the Closing Date, Buyer will assume:

               5.1.1 ACCOUNTS PAYABLE. All accounts payable for current liabilities by Elsinore Engineering as of September 30, 1996 and as incurred in the ordinary course of business from September 30, 1996 through the Closing Date. A schedule of the Accounts Payable of Elsinore Engineering as of September 30, 1996 is attached as Schedule 5.1.1;

               5.1.2 ACCRUED OPERATING EXPENSES. All accrued operating expenses which were incurred by Elsinore Engineering as of September 30, 1996 and as incurred in the ordinary course of business from September 30, 1996 through the Closing Date and which are reflected as a liability on the balance sheets for Elsinore Engineering as of September 30, 1996 and as of the Closing Date, respectively. Attached as Schedule 5.1.2 is a balance sheet as at September 30, 1996;

               5.1.3 LEASE(S). The leases specified on Schedule 1.1.1 and Schedule 1.1.2; prior to the Closing, ELP shall have obtained the written consents of the lessors named on Schedule 1.1.1;

               5.1.4 OPEN PURCHASE CONTRACTS. The obligation of ELP to perform those purchase contracts and related purchase orders in existence on the Closing Date which were incurred by ELP in the ordinary course of business and.are disclosed in Schedule 1.1.6 at "List of Agreements" Part I; provided, however, that only the obligations to deliver goods and services (including warranties) are being assumed and Buyer does not assume any other liability, risk or exposure of Elsinore Engineering or ELP; Buyer does not assume the risk of any claim for any loss, damage, or exposure asserted by any party to any contract for occurrences prior to the Closing Date.

               5.1.5 CURRENT LIABILITIES FROM OPERATIONS IN THE ORDINARY COURSE. Those obligations of Elsinore Engineering which have been incurred from and after September 30, 1996, in the ordinary course of business and which are expressly permitted by the affirmative covenants and not prohibited by the negative covenants set forth in Section 6.2 of this Agreement;

               5.1.6 WARRANTY AND RELATED OBLIGATIONS. To the extent that work is requested and ELP grants prior written approval to Buyer to do such work, and subject to the provisions of Section 6.2.12, the obligation to provide warranty and related work in any agreement of Elsinore Engineering as disclosed on Schedule 1.1.6 and which are hereby assumed, it being acknowledged by Buyer that included in such work is the work relating to the Crew Rest Program licensed from Qantas performed for Virgin

Atlantic, as to which Buyer hereby agrees to retain all data provided by Seller.

               5.1.7 ROYALTIES AND LICENSE FEES. To the extent of Royalties for Patents and License Fees specified in Schedule 5.1.7, the Royalties and License Fees which appear on the Schedule.

               5.1.8 VACATION, SICK LEAVE AND PENSION BENEFITS. To the extent reserved for in the balance sheet as of September 30, 1996 and as incurred in the ordinary course of business from September 30, 1996 through the Closing Date, to pay for vacation time, sick leave and to provide pension benefits as specified on Schedule 5.1.8.

               5.1.9 DAIMLER-BENZ CONTRACT. Buyer will assume all obligations, including those of performance, and liabilities under, and the risk of profit or loss and the risk of completion of, that certain STC Development Agreement by and between Elsinore LP and Daimler-Benz Aerospace Airbus GmbH dated as of June 7, 1996 (the "Daimler-Benz Contract"), a copy of which is attached hereto as Schedule 5.1.9.

               5.1.10 STC's. All obligations in connection with the ownership and maintenance of the STC's transferred pursuant to Section 1.1.5 hereof.

               5.2. LIABILITIES NOT ASSUMED. With the exception of the liabilities assumed pursuant to Section 5.1, Buyer shall not by the execution or performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or other obligation of Elsinore Engineering or ELP of any kind, nature or description, whether such liability or obligation is mature or not, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement, including without limitation, those rising from breach of contract, breach of any warranty, infringement, fraud, violation of any law, rule or regulation, or out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or other demand. Without limiting the foregoing, no liabilities related to the Grand Prairie Facility are being assumed pursuant to this Agreement.

     6.   COVENANTS.

          6.1  COVENANTS OF BUYER

               6.1.1 PAYMENT AND PERFORMANCE OF ASSUMED LIABILITIES. From and after the Closing Date, Buyer shall pay and perform the liabilities assumed pursuant to Section 5.1 in the ordinary course of its business in accordance with Buyer's standard business practices.

               6.1.2 USE OF NAME. Seller owns the name "Elsinore" and gives DAH the right to use the name Elsinore Aerospace Services, Inc., Elsinore LP, EAS and ELP only so long as reasonably necessary for EAS to maintain its DAS with the FAA. At such time as the FAA agrees that a change of name will have no adverse effect on the DAS, DAH will cause EAS to change its name to a name which does not include the name "Elsinore." DAH will diligently pursue such name change. DAH agrees not to use the Elsinore logo and acknowledges the exclusive ownership of such logo by Sellers. Sellers and their affiliates shall have the right to continue to use the name "Elsinore Aerospace Services, Inc." in connection with normal post closing matters arising after the consummation of the Agreement, including but not limited to, settlement of disputes, documentation, etc. Elsinore may use the name "Elsinore LP" for any purpose.

               6.1.3 HOLD HARMLESS. DAH and Buyer agree to indemnify and hold harmless Seller from any liabilities to third parties arising from the operations or business of Elsinore Engineering on and after the consummation of the transactions contemplated herein on the Closing Date, except to the extent caused by the gross negligence or willful misfeasance of Seller.

               6.1.4 DUTY TO COLLECT ACCOUNTS RECEIVABLE. Buyer and DAH shall use their best efforts to collect accounts receivable outstanding at the Closing Date. As used in this Section 6.1.4, "best efforts" shall be deemed to have been used so long as Buyer continues the accounts receivable collection practices used by Elsinore Engineering prior to the date of this Agreement.

               6.1.5 EMPLOYEES. From and after the Closing Date, Buyer and DAH shall employ substantially all of the current employees of Elsinore Engineering, subject to normal management prerogatives to review performance and terminate employment as necessary or appropriate for the business. The Buyer and DAH shall compensate such employees at substantially the same level of compensation in effect for such employees and shall continue to recognize each employee's seniority status as under current Elsinore Engineering practice. Buyer and DAH will continue normal fringe benefits for such employees subject to the integration of such fringe benefits with Buyer's and DAH's current programs.

               6.1.6     BUYER'S WORKING CAPITAL. DAH covenants that it will
(i) initially provide and (ii) continue to provide for a period of 5 years from the Closing Date sufficient working capital for Buyer to (i) perform the obligations assumed by Buyer pursuant to Section 5 of this Agreement and (ii) for any business activities other than the performance of obligations assumed pursuant to Section 5 of this Agreement. The forgoing are the only purposes for which DAH shall have obligations to provide working capital to Buyer.

               6.1.7 KITTING. On the Closing Date, Buyer and ELP will enter into a Kitting Subcontract Agreement in the form of EXHIBIT A-1 to the Agreement and a Warranty Subcontract Agreement in the form of EXHIBIT A-2 to the Agreement.

          6.2  COVENANTS OF ELP AND LYON.

               6.2.1 COVENANT AGAINST HIRING. Each of ELP and Lyon understand that it is essential to the successful operation of the business to be acquired hereunder that Buyer retain substantially unimpaired Elsinore Engineering's operating organization. Each of ELP and Lyon agrees that neither he nor it shall purposefully take any action which would induce any employee or representative of ELP not to become or continue as an employee or representative of Buyer. Without limiting the generality of the foregoing, neither Elsinore Engineering nor Lyon shall, whether directly or indirectly through any subsidiary or affiliate, for a three (3) year period from the Closing Date solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor), or enter into any partnership, joint venture or other business association with, any person who was an employee of ELP at any time from January 1, 1996, until the Closing Date as listed on Schedule 6.2.1; provided, however that ELP and Lyon may solicit to employ (whether as an employee, officer, director, agent, consultant or independent contractor), or enter into any partnership, joint venture or other business association with, William B. Ashworth, David Lagger and T.J. Moran for any purpose not competitive with the business of Elsinore Engineering or Hollingsead International, Inc. as they exist on the Closing Date.

               6.2.2 INJUNCTIVE RELIEF. Each of ELP and Lyon acknowledges and agrees that Buyer's remedy at law for any breach of any of ELP's or Lyon's obligations under Subsections 6.2.1 or 6.2.3 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of Subsections 6.2.1 or 6.2.3 Seller recognizes that damages would not be an adequate remedy. The rights and remedies conferred upon Buyer under this Section 6.2.2, elsewhere in this Agreement, or by any instrument or law shall be cumulative and may be exercised singularly or concurrently.

               6.2.3 CONDUCT OF BUSINESS OF ELP PRIOR TO CLOSING DATE. Each of ELP and Lyon agrees that on and after the date hereof and prior to the Closing Date:

                         (a) The business and operations, activities and practices of Elsinore Engineering shall be conducted only in the ordinary course of business and consistent with past practice;

                         (b) No change shall be made in the articles of incorporation or bylaws of EAS, except as is necessary to comply with Section 6.1.2 hereof;

                         (c) No change shall be made in the number of shares of authorized or issued capital stock of EAS; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made with respect to a general partnership interest in ELP, except immediately prior to the Closing, but after the execution of this Agreement, ELP will remove EAS as its general partner and substitute Elsinore Services Corporation as its general partner;

                         (d)  Neither ELP nor Lyon shall, directly or
                              indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Elsinore Engineering), or enter into any negotiations or discussions concerning, any Acquisition Proposal (as defined below). ELP and Lyon will notify Buyer promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by ELP or Lyon. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by ELP or Lyon prior to the Closing Date for a merger or other business combination involving Elsinore Engineering or for the acquisition of, or the acquisition of a substantial equity interest in, or any material part of the assets of, Elsinore Engineering other than the one contemplated by this Agreement.

                         (e) Except as set forth in Schedule 6.2.3(e), Elsinore Engineering will not, and ELP will not cause or permit Elsinore Engineering to:

                              (i) incur, become subject to, or suffer, or agree to incur, become subject to or suffer, any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

                              (ii)    discharge or satisfy any lien or
                                      encumbrance or pay any obligation or
                                      liability (absolute or contingent)
                                      other than liabilities payable in the
                                      ordinary course of business;

                              (iii)   mortgage, pledge or subject to lien,
                                      charge or any other encumbrance, any
                                      of the Property or agree so to do;

                              (iv)    sell or transfer or agree to sell or
                                      transfer any of its assets, or cancel
                                      or agree to cancel any debt or claim,
                                      except in each case in the ordinary
                                      course of business;

                              (v)     consent or agree to a waiver of any
                                      right of substantial value;

                              (vi) enter into any transaction other than in the ordinary course of its business;

                              (vii) without the express written consent of Buyer, increase the rate of compensation payable or to become payable by it to any Restricted Employee over the rate being paid to such Restricted Employee at September 30, 1996;

                              (viii)  increase the rate of compensation
                                      payable or to become payable by it
                                      to any Non-Restricted Employee over
                                      the rate being paid to such
                                      Non-Restricted Employee at September
                                      30, 1996, other than in the ordinary
                                      course of business and in accordance
                                      with Elsinore Engineering's past
                                      practice;

                              (ix)    except in the ordinary course of
                                      business, terminate any contract,
                                      agreement, license or other
                                      instrument to which it is a party;

                              (x) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization;

                              (xi) without the express written consent of Buyer, make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any Restricted Employee;

                              (xii)   make or agree to make any accrual or
                                      arrangement for or payment of bonuses
                                      or special compensation of any kind
                                      to any Non-Restricted Employee, other
                                      than in the ordinary course of
                                      business
                                      and in accordance with Elsinore
                                      Engineering's practice;

                              (xiii) without the express written consent of Buyer, directly or indirectly pay or make a commitment to pay any severance or termination pay to any Restricted Employee;

                              (xiv)   directly or indirectly pay or make a
                                      commitment to pay any severance or
                                      termination pay to any Non-Restricted
                                      Employee, other than in the ordinary
                                      course of business and in accordance
                                      with Elsinore Engineering's past
                                      practice;

                              (xv) introduce any new method of management, operation or accounting with respect to its business or any of the assets, properties or rights applicable thereto;

                              (xvi) offer or extend more favorable prices, discounts or allowances than were offered or extended regularly on and prior to September 30, 1996, other than in the ordinary course of business;

                              (xvii)  make capital expenditures or
                                      commitments therefor without the
                                      express written consent of Buyer; and

                              (xviii) hire any employee earning a wage or salary
                                      of more than $30,000 per year.

                         (f) ELP and Lyon will use their respective best efforts to preserve Elsinore Engineering's business organization intact, to keep available to Elsinore Engineering the present service of Elsinore Engineering's employees, and to preserve for Elsinore Engineering the goodwill of its suppliers, customers and others with whom business relationship exist; and

                         (g) Neither ELP nor Lyon will take, agree to take or permit to be taken any action or do or permit to be done anything in the conduct of the business of Elsinore Engineering, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations or warranties of ELP or Lyon contained herein to be or become untrue in any material respect.

               6.2.4 INSPECTION OF BOOKS AND RECORDS. From the date of this Agreement until the Closing Date, ELP shall make or cause to be made available to Buyer for examination the property and other materials such as books of account, contract, agreements, commitments, records and its documents directly relating to Elsinore Engineering and its business and shall permit Buyer and its representatives, attorneys, accountants and agents to have access to and to copy, at Buyer's expense, the same at all reasonable times. In addition, ELP shall make, or cause to be made, available to Buyer and its representatives, attorneys, accountants and agents the property and all of the above described records for any environmental compliance audit, any environmental site assessment (including soil, groundwater and/or other testing) and any other physical inspection which Buyer may elect to conduct at its own expense.

               6.2.5 FURTHER ASSURANCES. On and after the Closing Date, Elsinore Engineering and Lyon shall prepare, execute and deliver, at their expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the property or to consummate, in any other manner, the terms and conditions of this Agreement.

               6.2.6 PRESS RELEASES AND ANNOUNCEMENTS. Neither Elsinore Engineering, Lyon, Buyer nor DAH shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto; PROVIDED, HOWEVER that Elsinore Engineering, Lyon, Buyer or DAH may make any public disclosure he or it believes in good faith is required by law (in which case he or it will advise the other parties hereto prior to making the disclosure). On the Closing Date, ELP, the Buyer and DAH will issue public announcements and/or press releases previously mutually agreed to by Seller, DAH and Buyer as to form and content, announcing the transaction contemplated by this Agreement.

               6.2.7     [Intentionally left blank.]

               6.2.8 DELIVERY OF FINANCIAL STATEMENTS. No later than 30 days after the Closing Date, ELP and Lyon shall deliver to Buyer and DAH the balance sheet of Elsinore Engineering as at the Closing Date and the related statements of income, retained earnings and cash flows for the year to date then ended (the "Closing Date Financial Statements") and which shall be true, correct and complete, shall have been prepared from and are in accordance with the books and records of Elsinore Engineering and ELP and, except as disclosed in the Schedules to this Agreement or in the Financial Statements or related notes by Seller, shall have been prepared in conformity with generally accepted accounting principles applied on a consistent basis for such periods using an accrual basis method, reflect sufficient reserves for asserted and potential products liability claims, and fairly present the financial condition of Elsinore Engineering as of the dates stated and the results of operations of Elsinore Engineering for the periods then ended in accordance with such practices. The Financial Statements (including all notes accompanying such statements) shall not disclose any event or circumstance materially adversely affecting Elsinore Engineering or its businesses. The Closing Date Financial Statements shall upon delivery to Buyer become part of the Financial Statements as defined herein for all purposes hereof.

               6.2.9 TRADE SECRETS AND CONFIDENTIAL KNOW-HOW. Between the date hereof and the Closing Date, ELP and Lyon and their representatives shall, upon request by Buyer, reduce to writing all trade secret information or other know-how of a business or technical nature which is now used in or which is useful for the present or anticipated future business of Elsinore Engineering, such writing to be confidential and afforded such protection and confidential treatment as Buyer shall reasonably request.

               6.2.10 SALES TAXES, UNEMPLOYMENT INSURANCE, ETC. Without limiting any other term hereof, ELP shall pay all sales taxes and unemployment insurance premiums to be paid in respect of Elsinore Engineering and the Property through the Closing Date.

               6.2.11 INDEMNITY REGARDING BULK SALES, ETC. Lyon and ELP jointly and severally hereby agree to indemnify and hold harmless DAH and Buyer from any claims, costs or losses incurred as a result of the failure of ELP or Elsinore Engineering to comply with any and all requirements of sales tax and bulk sales laws and regulations arising under California law in connection with the transactions contemplated by this Agreement.

               6.2.12 WARRANTY AND RELATED WORK AFTER CLOSING DATE. To the extent that Elsinore Engineering has not adequately reserved on its balance sheet as of the Closing Date for the following costs under this
Section 6.2.12, ELP shall reimburse Buyer for Buyer's actual direct cost of material and labor incurred in respect of any warranty or related work completed by Buyer pursuant to its liabilities assumed under Section 5. No SG&A or overhead charge is to be applied.

               6.2.13 HOLD HARMLESS. ELP and Lyon agree to indemnify and hold harmless DAH and Buyer from any liabilities to third parties arising from the operations or business of Elsinore Engineering at any time prior to the consummation of the transactions contemplated herein on the Closing Date, except to the extent caused by the actions, gross negligence or willful misfeasance of DAH or Buyer.

     7.   CLOSING AND CONDITIONS PRECEDENT.

          7.1 CLOSING DATE. The date upon which the transactions contemplated hereby shall become effective December 5, 1996 (the "Closing Date") upon which each of the conditions precedent set forth in Sections 7.2 and 7.3 shall have been satisfied or waived pursuant to the respective terms thereof.

          7.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF DAH AND BUYER. Each and every obligation of DAH and Buyer to be performed on the Closing Date shall be subject to the satisfaction on or before the Closing Date of each of the following conditions (unless waived in writing by DAH and Buyer): ELP shall have delivered to Buyer each of the following, in each case duly and properly executed (if appropriate) and in form and substance reasonably satisfactory to the Buyer:

               7.2.1 DAH in its sole and absolute discretion shall be satisfied that the transactions contemplated by this Agreement and the changes in ownership of EAS and Elsinore Engineering will not result in the termination or restriction of the Designated Alternation Station Certificate ("DAS") owned by EAS. The rights of DAH in this Section 7.2.1 shall terminate on November 14, 1996 (the "Termination Date"); at any time on or prior to the Termination Date, DAH may terminate its obligations to purchase as provided in this Agreement by giving notice to Lyon and ELP in the event that DAH in its sole and absolute discretion determines that as a result of this Agreement or the transactions contemplated by it, or any provision of it, including, without limitation, the transfer of the stock of EAS or the assets of Elsinore Engineering, the FAA might terminate or restrict the DAS of EAS.

               7.2.2 Good and sufficient assignments of each Real Property Lease, conveying all of ELP's right, title and interest in and to such Real Property Lease, free and clear of all mortgages, pledges, liens, security interest, encumbrances, restrictions and claims of any nature whatsoever, except those listed on Schedule 1.1.1.

               7.2.3 Written consents of the lessors under each Real Property Leases to the assignment of such Real Property Leases, with no adverse condition attached.

               7.2.4 A good and sufficient General Conveyance, Assignment and Bill of Sale in the form of EXHIBIT G, conveying, selling, transferring and assigning to Buyer title to all of the Personal Property free and clear of all security interests, liens, charges, encumbrances or equities whatsoever.

               7.2.5 Motor Vehicle Certificates of Title to each of the Vehicles, endorsed for transfer to Buyer.

               7.2.6 The Closing Date may be extended by DAH in the event that on or before the Closing Date any party to any contract of which consent is required as a provision of such contract in which there is consideration of $250,000, or parties to any group of contacts in which there is consideration of $400,000 in the aggregate, have not consented to the assignment to Buyer, provided, however, that in no event shall the Closing Date be extended beyond November 30, 1996.

               7.2.7 Copies of each of the Permits, together with evidence satisfactory to Buyer that the same are in full force and effect, and (to the extent requested by Buyer) evidence that such permits are eligible for immediate transfer to Buyer.

               7.2.8 The books and records described in Section 3.2.20; each of the Financial Statements described in Section 3.2.4; the Closing Date Financial Statements to be delivered pursuant to Section 6.2.8, together with evidence satisfactory to the Buyer of the payment by EAS of all amounts due to the relevant taxing authorities pursuant thereto.

               7.2.9 Evidence satisfactory to DAH and Buyer and their counsel that the execution and delivery of this Agreement has been authorized by ELP.

               7.2.10 A favorable opinion of Irell & Manella, counsel for ELP and Lyon, addressed to Buyer and DAH and dated the Closing Date, in the form of EXHIBIT B attached hereto.

               7.2.11 The Articles of Incorporation of EAS, certified as of a recent date by the Secretary of State of California.

               7.2.12 The Bylaws of EAS, certified as true and complete by the Corporate Secretary of ELP.

               7.2.13 A certificate of the California Secretary of State, each dated as of a date not earlier than ten days prior to the Closing Date, as to the good standing of EAS and the payment of all corporate franchise taxes), together with facsimile confirmation of such good standing on the Closing Date.

               7.2.14 An affidavit of the Chief Executive Officer or Chief Financial Officer of ELP stating that ELP is not a foreign seller within the meaning of the Internal Revenue Code of 1986, as amended.

               7.2.15 Such other consents as Buyer deems necessary in order to consummate the transactions contemplated herein.

               7.2.16 Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

               7.2.17 In its reasonable judgment, DAH shall be satisfied with the completion of its due diligence and [shall have obtained the consent of its senior lender and of its subordinated lender of the transaction contemplated by this agreement].

          7.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF ELP AND LYON. Each and every obligation of ELP and Lyon to be performed on or before the Closing Date shall be subject to the satisfaction on or before the Closing Date of each of the following conditions (unless waived in writing by ELP and Lyon):
The Buyer shall have delivered to ELP each of the following, in each case duly and properly executed (if appropriate) and in form and substance reasonably satisfactory to ELP:

               7.3.1 Payment of an amount equal to $1 million in immediately available funds (cash) on the Closing Date.

               7.3.2 Resolutions of the directors of Buyer and DAH authorizing the execution and delivery of this Agreement by Buyer and DAH respectively and the performance of their respective obligations hereunder, certified by the Corporate Secretaries of Buyer and DAH, respectively.

               7.3.3 An opinion of Spolin & Silverman, counsel for Buyer and DAH, addressed to ELP and Lyon and dated the Closing Date, in the form of EXHIBIT C attached hereto.

               7.3.4 The Assumption Agreement with respect to the Assumed Liabilities, in the form of EXHIBIT D attached hereto.

               7.3.5 A termination of the guaranty of Air/Lyon Associates, L.P. in favor of Daimler-Benz in the form of EXHIBIT E attached hereto.

               7.3.6 Execution of a promissory note (the "Note") by DAH in favor of Seller in the form of EXHIBIT F attached hereto.

     8.   MISCELLANEOUS PROVISIONS.

          8.1 NOTICE. All notices and other communications required or permitted under this Agreement shall be in writing and shall be effective upon receipt and shall be delivered by commercial courier providing proof of delivery to such address as may be designated from time to time pursuant to this Section 8.1 by the parties hereto and which addresses will initially be as set forth below:

          If to DAH
          or Buyer:                 DeCrane Aircraft Holdings, Inc.
                                    2201 Rosecrans Avenue
                                    El Segundo, California 90245
                                    Attention: R. Jack DeCrane
                                    Fax No. (310) 536-0257

          with a copy to:           DeCrane Aircraft Holdings, Inc.
                                    155 Montrose West Avenue, Suite 210
                                    Copley, Ohio 44321
                                    Fax No. (216) 668-2518

          If such notice
          asserts a breach
          of this Agreement,
          a copy to:                Spolin & Silverman

                                    100 Wilshire Boulevard, Suite 940
                                    Santa Monica, California 90401
                                    Attention: Stephen A. Silverman
                                    Fax No. (310) 576-4844

          If to Lyon:               William Lyon
                                    4490 Von Karmen Avenue
                                    Newport Beach, California 92660
                                    Fax No. (714) 476-8121

          If to ELP:                Elsinore LP
                                    John Wayne/Orange County Airport
                                    19300 Ike Jones Road
                                    Santa Ana, California 92707
                                    Attention: Denis P. Kalscheur
                                    Fax No. (714) 261-6917

          If such notice
          asserts a breach
          of this Agreement,
          a copy to:                Irell & Manella
                                    1800 Avenue of the Stars, Suite 900
                                    Los Angeles, California 90067
                                    Attention: Louis M. Castruccio, Esq.
                                    Fax No. (310) 203-7199

          8.2 ARBITRATION OF DISPUTES. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement, including, but not limited to, its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) which are not settled by agreement between the parties, shall be settled by arbitration conducted exclusively in Los Angeles, California before a retired Judge of the Superior Court in an arbitration proceeding conducted in accordance with the rules then in effect of the Judicial Arbitration and Mediation Services ("JAMS"). The decision of the Arbitrator shall be final and binding on the parties, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties hereby consent to the in personam jurisdiction of the courts of the State of California for the purposes of confirming any such award and entering judgment thereon. In any arbitration proceedings hereunder, (a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed to the same extent as available under the rules then applicable to civil actions under California law; (c) upon conclusion of any arbitration, the arbitrator shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to-each party to this Agreement along with a signed copy of the award; and

(d) the rules of evidence as then applicable to civil actions under California law shall be applied in the arbitration. Each party agrees that the arbitration provisions of this Agreement are its exclusive damage remedy and expressly waives any right to seek redress in another forum.

          8.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, and the documents referred to herein and therein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          8.4 BINDING EFFECT; ASSIGNMENT. This Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon ELP, its successors and permitted assigns, Buyer and DAH, their respective successors and permitted assigns, and Lyon, his heirs, legal representative and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party or parties except that Buyer shall have the right to assign, in whole or in part, its rights hereunder to one or more affiliates of Buyer, which in each case shall be a wholly-owned subsidiary of Buyer. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect; it being acknowledged and agreed however, that notwithstanding any such agreement, DAH and Buyer shall remain primarily liable hereunder.

          8.5 CAPTIONS. This Agreement and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

          8.6 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          8.7 NO THIRD PARTY BENEFICIARIES. Subject to Section 7.3, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

          8.8 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          8.9 SEVERABILITY. With respect to any provision of this Agreement finally determined to be unenforceable, ELP, Lyon, DAH and Buyer hereby agree that such court or arbitrator(s) shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's or arbitrator(s)' determination. In the event that any such provision [of this Agreement] cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

          8.10 GOVERNING LAW. This Agreement shall in all respects be constructed in accordance with and governed by the laws of the State of California.

          8.11 EXPENSES. Whether or not the transactions are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement or any related agreements, including the fees and expenses of counsel, accountants, investment bankers and other experts.

DeCrane Aircraft Holdings, Inc.,
an Ohio corporation



      /s/  R G MacDonald
---------------------------------------
By:   R G MacDonald
      Its President



EE Acquisition, Inc.,
a Delaware corporation



      /s/  R G MacDonald
---------------------------------------
By:   R G MacDonald
      Its President



---------------------------------------
William Lyon, individually



Elsinore LP,
a California Limited Partnership

          8.8 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument

          8.9 SEVERABILITY. With respect to any provision of this Agreement finally determined to be unenforceable, ELP, Lyon, DAH and Buyer hereby agree that such court or arbitrator(s) shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law. and the parties agree to abide by such court's or arbitrator(s)' determination. In the event that any such provision [of this Agreement] cannot be reformed, Such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

          8.10 GOVERNING LAW. This Agreement shall in all respects be constructed in accordance with and governed by the taws of the State of California.

          8.11 EXPENSES. Whether or not the transactions are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of any ether party incident to the negotiation, preparation and execution of this Agreement or any related agreements, including the fees and expense of counsel, accountants, investment bankers and ether experts.

DeCrane Aircraft Holdings. Inc.,
an Ohio corporation



      /s/  R G MacDonald
---------------------------------------
By:   R G MacDonald
      Its President



EE Acquisition, Inc.,
a Delaware corporation



      /s/  R G MacDonald
---------------------------------------
By:   R G MacDonald
      Its President



      /s/  William Lyon
---------------------------------------
William Lyon, individually



Elsinore LP,
a California Limited Partnership

By: ELSINORE AEROSPACE SERVICES, INC.
Its General Partner



      /s/  Denis P. Kalscheur
---------------------------------------
By:   Denis P. Kalscheur
      President

                                 SCHEDULE A TO
                       ASSET PURCHASE AND SALE AGREEMENT

                                  DEFINITIONS

"Acquisition Proposal" .............................................. 6.2.3(d)
"Elsinore Engineering" .............................................. Preamble
"Agreement" ......................................................... Preamble
"ELP" ............................................................... Preamble
"EAS Common Shares" .................................................... 3.2.2
"Approvals" ............................................................ 1.1.4
"Bid" ................................................................. 3.2.24
"Buyer" ............................................................. Preamble
"CERCLA" .............................................................. 3.2.10
"COBRA" ............................................................... 3.2.15
"Commitment" .......................................................... 3.2.23
"Closing Date" ........................................................... 7.1
"Closing Date Financial Statements" .................................... 6.2.8
"Contracts" ............................................................ 1.1.6
"DAH" ............................................................... Preamble
"Deposits" ............................................................. 1.1.8
"Employee Benefit Plan" ............................................... 3.2.15
"ERISA" ............................................................... 3.2.15
"Financial Statements" ................................................. 3.2.4
"Government" .......................................................... 3.2.24
"Government Contract" ................................................. 3.2.24
"Hazardous substance" ................................................. 3.2.10
"Machinery and Equipment" .............................................. 1.1.2
"Material Adverse Effect" ............................................. 3.2.12
"Non-Restricted Employees" ................................................. ?
"Other Claims" ........................................................ 1.1.11
"Parts and Furniture" .................................................. 1.1.2
"Permits" .............................................................. 3.2.5
"Personal Property Leases" ............................................. 1.1.2
"Prepaid Expenses" ..................................................... 1.1.8
"Lyon" .............................................................. Preamble
"Proprietary Rights" ....................................................... ?
"Real Property" ............................................................ 2
"Purchase Price" ........................................................... 4
"Real Property Leases" ................................................. 1.1.1
"Receivables" .......................................................... 1.1.7
"Registrations" ............................................................ ?
"Release" ............................................................. 3.2.10
"Restricted Employee ....................................................... ?
"Termination Claims" ................................................... 1.1.9

"Tooling" .............................................................. 1.1.2
"Transferor" .......................................................... 3.2.24
"Vehicles" ............................................................. 1.1.3
























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